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                                                                    EXHIBIT 99.1

PENTAIR, INC.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5204 Fax


NEWS RELEASE                                              [LOGO OF PENTAIR, INC]

Acquisition of WICOR Industries to Transform Pentair into a Global Leader in Water Technologies

Pentair launches exploration of strategic alternatives for its Tools Group

GOLDEN VALLEY, Minn. - February 4, 2004 - Pentair, Inc. (NYSE: PNR) announced today that it entered into an agreement to acquire WICOR Industries, a unit of Wisconsin Energy Corporation (NYSE: WEC), Milwaukee, Wisconsin. WICOR, which manufactures water system, filtration, and pool equipment products under the Sta-Rite, SHURflo, and Hypro brands, is expected to generate sales of approximately $750 million in 2003 and employs 3,500 people in 24 locations worldwide. The $850 million cash transaction, which Pentair plans to complete in the second or third quarter of 2004, is subject to satisfaction of customary conditions and applicable regulatory approvals. Pentair expects to finance the purchase of WICOR, including the assumption of approximately $24 million of WICOR debt, through available and committed lines of credit. The acquisition is anticipated to be accretive to earnings in the first 12 months of ownership.

Pentair also announced that it has engaged Goldman, Sachs & Co. to explore strategic alternatives for its Tools Group, with 2003 sales of $1.08 billion, comprising the Porter-Cable, Delta, DeVilbiss Air Power, Oldham Saw, and FLEX businesses.

"The WICOR acquisition will transform Pentair into a diversified company defined largely by a $2 billion Water Technologies business," said Pentair Chairman and Chief Executive Officer, Randall J. Hogan. "Not only do we anticipate creating a significant water and wastewater systems business having some $900 million in sales, but we will also be operating a global pool and spa equipment business with revenues of roughly $600 million. We expect our revenues in the filtration and purification space to jump to approximately $500 million. We would become considerably more global in scope, with anticipated total international water-related sales of 20 percent or about $400 million. This transaction will allow us to accelerate Pentair's growth through the more rapid creation of innovative products and systems, and capture cost savings and other synergies, thereby adding value for our customers and shareholders."

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According to Richard J. Cathcart, president and chief operating officer of
Pentair's Water Technologies Group, "This transaction represents a giant step toward our goal of satisfying the global need for safe, clean water. We expect to combine Pentair's proven operating disciplines with WICOR's strong customer orientation to enhance sales relationships with our customers, build our collective brands, grow our technology, accelerate the development of innovative products, expand our global footprint, and deliver superior products and service to our customers.

"Growing the sales of our Water Technologies business will be a top priority," Cathcart noted. "Accomplishing that goal is a task made easier by the fact that both Pentair and WICOR possess strong management teams, have experience in the water industry, and have recognized products. There are also strong parallels in our company cultures, both of which are built on core values of integrity and respect."

Pentair has a solid record of success in managing the integration of acquired water businesses. In 2002, Pentair acquired the Plymouth Products water filtration equipment business from USFilter. In the first year of ownership by Pentair, Plymouth Product's profits improved 17 percent, while EBIT margins gained 150 basis points.

"Pentair has made 11 acquisitions in the Water Technologies arena since 1995, and each has increased sales, captured synergies, and contributed to Pentair's earnings within the first 12 months of ownership. We expect to generate similar results with the integration of WICOR," Cathcart said. "We have a rigorous integration planning process underway with a fully staffed integration planning office and more than a dozen teams for our business units and functional business support. We expect to save more than $30 million in the first full year of ownership, primarily through sourcing, supply chain, and manufacturing synergies."

Pentair said that although the Water Technologies Group will be its largest business, the Company remains committed to a diverse business mix.

"Our Enclosures Group has done a tremendous job of fighting through a difficult market downturn during the last three years," Hogan said. "Today, we believe this business is well positioned to continue growing profitably, as evidenced by its eight consecutive quarters of margin improvement. Our proven ability to capture organic growth in Enclosures is one of several strengths we expect to lever to create a larger business platform. In addition, we will continue to enjoy the benefits that a diverse business portfolio offers Pentair's shareholders."

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In a separate announcement, Pentair said its fourth quarter 2003 earnings per share from continuing operations was $0.69, a 21 percent gain over fourth quarter 2002 EPS of $0.57.

Pentair's Water Technologies Group manufactures water and wastewater pumps for water systems; filters, control valves, tanks, and pressure vessels for filtration systems; and pool and spa equipment, with $1.06 billion in sales in 2003. The Group's key brand names include: Myers, Hydromatic, Aurora, and Fairbanks Morse pumps; Fleck and SIATA water conditioning valves; WellMate and Structural tanks; Plymouth Products, American Plumber, Pentek, and Everpure filtration products; National Pool Tile, Rainbow Lifegard, Kreepy Krauly, Letro Products, and Pentair Pool Products.

About Pentair, Inc.
Pentair is a diversified operating company headquartered in Minnesota. Its Water Technologies Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair's Enclosures group is a leader in the global enclosures market, serving industrial and electronic customers, and its Tools Group manufactures and markets innovative products under established brand names to professionals and do-it-yourself users. Pentair's 2003 revenues totaled $2.7 billion. The company employs more than 12,000 people in over 50 locations around the world.

This report contains statements that we believe to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including any statements about the company's anticipated sales, synergies or other results or expected benefits of the WICOR acquisition. These forward-looking statements generally can be identified by the use of words such as "believes," "anticipates" or "expects," or words of similar import. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those currently anticipated, including the company's ability to integrate the WICOR acquisition successfully, the ability to obtain regulatory approvals of the acquisition on anticipated terms and schedule, and the risk that expected synergies may not be fully realized or may take longer to realize than expected. Forward-looking statements included herein are made as of the date hereof and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Contact:
Mark Cain, Pentair
Tel. (763) 656-5278
e-mail: mark.cain@pentair.com